Exhibit (a)(1)(A)

Amended Offer to Purchase for Cash Shares of its Common Stock for an Aggregate Purchase Price of not more than $8.0 million at a Per Share Price Not Less Than $16.50 per Share Nor in Excess of $18.50 Per Share

THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT
5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, JANUARY 7, 2015, UNLESS
THE OFFER IS EXTENDED (SUCH TIME, AS IT MAY BE EXTENDED,
THE “EXPIRATION TIME”) OR TERMINATED.

Tucows Inc., a Pennsylvania corporation (the “Company”, “Tucows”, “we”, “us” or “our”), is offering to purchase for cash shares of its common stock at a price neither in excess of $18.50 nor less than $16.50 per share upon the terms and subject to the conditions described in this Offer to Purchase and in the related letter of transmittal (the “Letter of Transmittal” and together with this Offer to Purchase, as they may be amended or supplemented from time to time, the “Offer” or our offer). We are offering to purchase shares having an aggregate purchase price of no more than $8.0 million. After the Expiration Time, Tucows will determine a single price per share (the “Purchase Price”) that it will pay for shares validly tendered and not validly withdrawn, based upon the number of shares tendered and the prices specified by tendering shareholders. All shares acquired in the offer will be acquired at the same price. Tucows will select the lowest price per share of not less than $16.50 and not more than $18.50 per share that will enable the Company to purchase the maximum number of shares validly tendered in the offer and not validly withdrawn having an aggregate purchase price not exceeding $8.0 million.

Only shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase in the offer. Shares validly tendered but at a specified price that is greater than the Purchase Price will not be purchased. Upon the terms and subject to the conditions of the offer, if shares having an aggregate purchase price of less than $8.0 million are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn. Because of the proration, “odd lot” priority and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the Purchase Price may not be purchased if more than the number of shares having an aggregate purchase price of $8.0 million are validly tendered and not validly withdrawn. See Section 1. If you wish to tender all or any part of the shares registered in your name, you should follow the instructions described in Section 3 carefully, including completing a letter of transmittal in accordance with the instructions and delivering it, along with your share certificates and any other required items, to Computershare Trust Company, N.A., the depositary for our offer. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact the nominee if you desire to tender your shares and request that the nominee tender them for you. Any shareholder who desires to tender shares and whose certificates for the shares are not immediately available or cannot be delivered to the depositary or who cannot comply with the procedure for book-entry transfer or whose other required documents cannot be delivered to the depositary by the expiration of the offer must tender the shares pursuant to the guaranteed delivery procedure set forth in Section 3.

Assuming that the offer is fully subscribed, if the Purchase Price is determined to be $16.50 per share, the minimum Purchase Price under the offer, the approximate number of shares that will be purchased under the offer is 484,848. Assuming that the offer is fully subscribed, if the Purchase Price is determined to be $18.50 per share, the maximum Purchase Price under the offer, the approximate number of shares that will be purchased under the offer is 432,432. In addition, Tucows reserves the right, in its sole discretion, to purchase shares having an aggregate value of more than $8.0 million pursuant to the offer by amending the terms of the offer to reflect this change in the manner set forth in Section 15. In addition, if more than $8.0 million in value of shares are tendered in the offer at or below the Purchase Price, we reserve the right to accept for purchase at the Purchase Price pursuant to the offer up to an additional 2% of our outstanding shares without extending the Expiration Time. See Section 1. We reserve the right, in our sole discretion, if more than $8.0 million in value of shares are tendered in the offer at or below the Purchase Price, to purchase additional shares in our offer by amending the terms of our offer to reflect this change in the manner set forth in Section 15. In accordance with applicable regulations of the Securities and Exchange Commission, we may, and we reserve the right to, purchase pursuant to our offer an additional amount of shares not to exceed 2% of our outstanding shares without amending or extending our offer. Depending on the ongoing market conditions, Tucows may make additional offers to purchase shares of its common stock on similar terms in the future. See Section 1. Unless otherwise noted herein, all dollar amounts in this offer are expressed in U.S. dollars.

The offer is not conditioned on any minimum number of shares being tendered. The offer is, however, subject to certain other conditions. See Section 7.

Our common stock is listed for trading on the NASDAQ Capital Market (the “NASDAQ”) under the symbol “TCX” and on the Toronto Stock Exchange under the symbol “TC”. On November 12, 2014, the day we announced our intention to make the offer, the reported closing price of our common stock on the NASDAQ was $15.62 per share. On December 5, 2014, the last full trading day before commencement of the offer, the reported closing price of our common stock on the NASDAQ was $17.45, which price is above the low end of the price range for our offer. Shareholders are urged to obtain current market quotations for our shares before deciding whether, and at what price or prices, to tender your shares pursuant to the offer. See Section 8.

Our board of directors has approved this offer. However, none of Tucows, our board of directors or Georgeson Inc., the information agent for our offer, is making any recommendation to you as to whether you should tender your shares or as to what price or prices you should choose to tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor. See Sections 2 and 12. To properly tender shares, you must validly complete the letter of transmittal, including the section relating to the price at which you are tendering shares.

Questions and requests for assistance, and requests for additional copies of this offer to purchase, the letter of transmittal or the notice of guaranteed delivery may be directed to Georgeson Inc., the information agent for our offer, at the telephone numbers and address set forth on the back cover of this offer to purchase.

Amended Offer to Purchase, dated January 5, 2015

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in this offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with this offer other than those contained in this offer to purchase or in the related letter of transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or authorization as having been authorized by Tucows. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

SUMMARY

We are providing this summary for your convenience. It highlights material information in this offer to purchase, but you should realize that it does not describe all of the details of our offer to the same extent that they are described in the body of this offer to purchase. We urge you to read the entire document and the related letter of transmittal because they contain the full details of our offer. Where helpful, we have included references to the sections of this offer to purchase where you will find a more complete discussion.

Who is offering to purchase my shares?

•	Tucows Inc., a Pennsylvania corporation. We are offering to purchase shares having an aggregate purchase price of no more than $8.0 million. See Section 1.

What is the purchase price?

•	The price range for our offer is $16.50 to $18.50 per share. On November 12, 2014, the day we announced our intention to make the offer, the reported closing price of our common stock on the NASDAQ was $15.62 per share. On December 5, 2014, the last full trading day before commencement of the Offer, the reported closing price of our common stock on the NASDAQ was $17.45. The lower end of the price range for the Offer of $16.50 per share is below the closing market price on the NASDAQ for the shares of $17.45 on December 5, 2014, the last full trading day before we commenced the Offer. We are conducting our offer through a procedure commonly called a “modified” Dutch auction. This procedure enables you to choose a price within a price range at which you are willing to sell your shares.
•	After the Expiration Time, we will review the prices chosen by shareholders who have properly tendered and not validly withdrawn their shares. We will then select the lowest price per share that will enable us to purchase shares having an aggregate purchase price of no more than $8.0 million, which will be not less than $16.50 and not more than $18.50 per share. If a lesser number of shares are tendered, we will select the price that will enable us to buy all shares that were properly tendered.
•	All shares we purchase will be purchased at the same price, even if you have chosen a lower price, but we will not purchase any shares tendered at a price above the price we select in accordance with these procedures.
•	If you wish to maximize the chance that your shares will be purchased, you should check the box next to “Shares Tendered at Price Determined Pursuant to Our Offer” in the section of the letter of transmittal called “Price at Which You Are Tendering.” You should understand that this election could result in your shares being purchased at the minimum price of $16.50 per share. On December 5, 2014, the last trading day prior to the commencement of the offer, the low end of the price range, $16.50 per share, was lower than $17.45, the closing price per share of our common stock on the NASDAQ. See Section 1. After the Expiration Time, Tucows will determine a single price per share (the “Purchase Price”) that it will pay for shares validly tendered and not validly withdrawn, based upon the number of shares tendered and the prices specified by tendering shareholders. All shares acquired in the offer will be acquired at the same price. Tucows will select the lowest price per share of not less than $16.50 and not more than $18.50 per share that will enable the Company to purchase the maximum number of shares validly tendered in the offer and not validly withdrawn having an aggregate purchase price not exceeding $8.0 million. Only shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase in the offer. Shares validly tendered but at a specified price that is greater than the Purchase Price will not be purchased. Upon the terms and subject to the conditions of the offer, if shares having an aggregate purchase price of less than $8.0 million are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn. Because of the proration, “odd lot” priority and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the Purchase Price may not be purchased if more than the number of shares having an aggregate purchase price of $8.0 million are validly tendered and not validly withdrawn.

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How many shares will Tucows purchase in all?

We are offering to purchase, at the Purchase Price, shares of common stock validly tendered in the offer and not validly withdrawn up to a maximum aggregate purchase price of $8.0 million. Because the Purchase Price will only be determined after the Expiration Time, the number of shares that will be purchased will not be known until after that time. Assuming that the offer is fully subscribed, if the Purchase Price is determined to be $16.50 per share, the minimum Purchase Price under the offer, the number of shares that will be purchased under the offer is 484,848. Assuming that the offer is fully subscribed, if the Purchase Price is determined to be $18.50 per share, the maximum Purchase Price under the offer, the number of shares that will be purchased under the offer is 432,432. Assuming that the offer is fully subscribed, the maximum of 484,848 shares that the Company is offering to purchase under the offer represents approximately 4.3% of the total number of shares issued and outstanding as of December 4, 2014. Assuming the offer is fully subscribed, the minimum of 432,432 shares that the Company is offering to purchase under the offer represents approximately 3.8% of the total number of shares issued and outstanding as of December 4, 2014.

•	In addition, if more than $8.0 million in value of shares are tendered in the offer at or below the Purchase Price, we reserve the right to accept for purchase at the Purchase Price pursuant to the offer up to an additional 2% of our outstanding shares without extending the Expiration Time. See Section 1.
•	The offer is not conditioned upon any minimum number of shares being tendered. The offer is, however, subject to a number of other terms and conditions. See Section 7.

If I tender my shares, how many of my shares will Tucows purchase?

•	If the terms and conditions of the offer have been satisfied or waived and shares having an aggregate purchase price of less than $8.0 million are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn.

If the terms and conditions of the offer have been satisfied or waived and shares having an aggregate purchase price in excess of $8.0 million, measured at the maximum price at which such shares were validly tendered, have been validly tendered and not validly withdrawn prior to the Expiration Time of the offer, we will purchase shares in the following order of priority:

•	First, we will purchase shares properly tendered at or below the selected purchase price from all holders of “odd-lots”:
•	the number of shares that constitutes an odd-lot is a number equal to or less than 99;
•	we have selected 99 as the number of shares that constitutes an odd-lot so that the purchase of all shares properly tendered by odd-lot holders will not reduce the number of our shareholders to the point that our common stock would be delisted from the NASDAQ or subject to deregistration under the Securities Exchange Act of 1934, as amended.
•	Second, after purchasing all shares from the odd-lot shareholders (if we so elect), we will then purchase shares from all other shareholders who properly tender shares at or below the selected purchase price, on a pro rata basis. If we purchase shares on a pro-rated basis, we will announce the proration percentage after the expiration date.
•	As noted above, we may choose to purchase an additional 2% of the outstanding shares, or reduce the total amount of shares we purchase, subject to applicable legal rules. See Section 1.

What is the purpose of the offer?

•	The Company believes that the offer is a prudent use of our financial resources given our current business and assets. Further, the Company believes that the offer is an efficient means to provide value to our shareholders because it provides a measure of liquidity to those who want to sell, while at the same time increasing non-tendering shareholders’ proportionate interest in the Company. In addition, the offer provides an opportunity to increase earnings per share, which furthers our long term goal of increasing shareholder value.

What are the potential risks and disadvantages of the offer?

•	Our offer will reduce our “public float,” which is the number of shares owned by outside shareholders and available for trading in the securities markets. This may result in lower stock prices or reduced liquidity in the trading market for our shares in the future.
•	For a further discussion of the potential benefits and potential risks and disadvantages of the offer, see Sections 2 and 12.

What are the significant conditions to the offer?

•	Our offer is not conditioned on shareholders tendering any minimum number of shares.

However, we will not be required to accept for payment, purchase or pay for any shares and we may terminate the offer if:

•	following the date of the offer, any person:
•	makes a tender offer for our shares;
•	to our knowledge acquires or proposes to acquire more than 5% of our shares; or
•	files a notification form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire Tucows or any of our shares.
•	we determine that the completion of our offer and purchase of all of the tendered shares will cause our common stock to be delisted from the NASDAQ or be subject to deregistration under the Securities Exchange Act of 1934, as amended.
•	changes or events occur that affect us or ownership of our shares and in our reasonable judgment may reasonably be likely to be material and adverse to us or any of our subsidiaries or otherwise materially in any way the contemplated future conduct of the business of us or any of our subsidiaries.
•	Our offer is subject to a number of additional conditions that are described in greater detail in Section 7.

How long do I have to decide whether to tender my shares in the offer? Can Tucows extend the offer past the initial expiration date?

•	You may tender your shares until our offer expires. Currently, our offer is scheduled to expire at 5:00 p.m., New York City time, on Wednesday, January 7, 2015. If your shares are held by a nominee or broker, they may have an earlier deadline for accepting the offer.
•	Yes, we can extend our offer past this scheduled expiration date in our sole discretion. If we choose to do so, you will be able to tender your shares until the end of the day selected as the new expiration date. See Sections 1 and 15.

Can Tucows amend the terms of the offer?

•	We reserve the right in our sole discretion to amend the tender offer in any respect. See Section 15.

How do I find out if Tucows amends the terms of the offer or extends the expiration date?

•	We will announce any amendment to the tender offer by making a public announcement of the amendment. We will announce any extension of the offer no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. In the event of an extension, termination or postponement of the tender offer, we will also give written or oral notice to the depositary. See Section 15.

How do I tender my shares?

•	To tender your shares, you must complete one of the actions described under “Important Procedures” on page 1 of this offer to purchase before our offer expires.

•	You may contact the information agent or your broker for assistance. The contact information for the information agent is on the back cover of this offer to purchase.
•	For a more detailed explanation of the tendering procedures, see Section 3.

Can I tender shares in the offer subject to the condition that a specified minimum number of my shares must be purchased in the offer?

•	Yes, you may tender your shares subject to this condition by following the procedures set forth in Section 6.

How and when will I be paid?

•	If your shares are purchased in our offer, you will be paid the purchase price, net in cash, subject to applicable withholding and without interest, promptly after the expiration date of our offer. There may be tax consequences to receiving this payment. See Sections 3 and 14.
•	We will pay for the shares accepted for payment by depositing the aggregate purchase price with the depositary promptly after the expiration date of our offer. The depositary will act as your agent and will transmit to you the payment for all shares accepted for payment. See Section 5.

Until when can I withdraw my previously tendered shares?

•	You can withdraw your previously tendered shares at any time prior to the expiration of our offer.
•	In addition, after our offer expires, if we have not accepted for payment the shares you have tendered to us, you may withdraw your shares at any time after 12:00 midnight, New York City time, on Wednesday, February 4, 2015. See Section 4.

How do I withdraw my previously tendered shares?

•	To withdraw your previously tendered shares, you must deliver a written or facsimile notice of withdrawal with the required information, including which shares are being withdrawn, to the depositary while you still have the right to withdraw. If you have tendered by giving instructions to a broker or a bank, you must instruct the broker or bank to arrange for withdrawal of your shares. See Section 4.

What are the United States federal income tax consequences if I tender my shares to Tucows?

•	Generally, you will be subject to United States federal income taxation when you receive cash from us in exchange for the shares you tender. The cash you receive generally will be treated either as:
•	consideration received in respect of a sale or exchange of the shares tendered eligible for capital gains treatment, or
•	a dividend or other distribution from us in respect of your shares.
•	See Section 14 for a more detailed discussion of the tax treatment of our offer. We urge you to consult with your tax advisor as to the particular tax consequences to you of our offer.

What is the market value of my shares as of a recent date?

•	On December 5, 2014, the last full trading day prior to the commencement of our offer, the closing price per share of our common stock on the NASDAQ was $17.45. The lower end of the price range for the Offer of $16.50 per share is below the closing market price on the NASDAQ for the shares of $17.45, on December 5, 2014, the last full trading day before we commenced the Offer. Depending on the price we select that will enable us to buy shares having an aggregate purchase price of less than $8.0 million, shareholders who tender their shares at the lower end of the price range may receive less than they would have received had they sold their shares in the open market.
•	We urge you to obtain a current market quotation for your shares before deciding whether to tender your shares. See Section 8.

Will I have to pay brokerage commissions or stock transfer taxes if I tender my shares to Tucows?

•	If you are a registered shareholder and tender your shares directly to the depositary, you will not have to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank if you will be charged a fee to tender your shares. See Section 5.
•	If you instruct the depositary in the letter of transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

How do holders of vested stock options for shares participate in the tender offer?

•	If you hold vested but unexercised options, you may exercise such options in accordance with the terms of the stock option plan and tender the shares received upon such exercise in accordance with this tender offer.

What does the board of directors of Tucows think of the offer?

•	Our board of directors has approved our offer. However, none of Tucows, our board of directors or the information agent is making any recommendation to you as to whether you should tender your shares or as to what price or prices you should choose to tender your shares. We are not making a recommendation as to whether you should tender shares into our offer because we believe that you should make your own decision based on your views as to the value of Tucows’ shares and our prospects, as well as your liquidity needs, investment objectives and other individual considerations. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor.
•	Except for Rawleigh Ralls, a director of the Company, none of our directors, executive officers or any beneficial owner of greater than 5% of our common stock have advised us that they intend to tender in the offer any shares that they are deemed to beneficially own under Securities and Exchange Commission regulations. Mr. Ralls has advised us that he intends to tender up to 75,000 shares.

How will Tucows obtain the funds to pay for properly tendered shares?

•	We intend to fund the purchase of shares up to $8.0 million pursuant to the offer, including the related fees and expenses, from cash on hand. However, if more than $8.0 million in value of shares are tendered in the offer at or below the Purchase Price and we exercise our right to purchase up to an additional 2% of our outstanding shares, the Company may fund a portion of this purchase from one of its demand loan facilities with the Bank of Montreal. See Sections 7 and 10.

What is the accounting treatment for the purchase of shares in the tender offer?

•	The accounting for our purchase of shares in the tender offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate purchase price of the shares we purchase plus associated fees and expenses and a corresponding reduction in our cash and cash equivalents. Shares repurchased under the terms of the tender offer will be cancelled. The reduction in the number of shares outstanding will also be included in the computation of earnings per share and diluted earnings per share.

Can Tucows terminate the offer?

•	Subject to applicable laws and the terms of the offer, we can terminate the tender offer. See Sections 7, 10 and 15.

Whom can I talk to if I have questions about the offer?

•	Our information agent can help answer your questions. The information agent is Georgeson Inc., and its contact information appears on the back cover of this offer to purchase.

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IMPORTANT PROCEDURES

If you want to tender all or part of your shares, you must do one of the following before our offer expires:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you, or
•	if you hold certificates in your own name, complete and sign a letter of transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the letter of transmittal, to Computershare Trust Company, N.A., the depositary for our offer, or
•	if you are an institution participating in The Depository Trust Company, which we call the “book-entry transfer facility” in this offer to purchase, tender your shares according to the procedure for book-entry transfer described in Section 3.

If you want to tender your shares but:

•	your certificates for the shares are not immediately available or cannot be delivered to the depositary by the expiration of our offer, or
•	you cannot comply with the procedure for book-entry transfer by the expiration of our offer, or
•	your other required documents cannot be delivered to the depositary by the expiration of our offer, you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.

To tender your shares you must follow the procedures described in this offer to purchase, the letter of transmittal and the other documents related to our offer, including choosing a price at which you wish to tender your shares.

If you wish to maximize the chance that your shares will be purchased by us, you should check the box next to “Shares Tendered at a Price Determined Pursuant to Our Offer” in the section of the letter of transmittal called “Price At Which You Are Tendering.” You should understand that this election could result in your shares being purchased at the minimum price of $16.50 per share, a price that is below the closing market price on the NASDAQ for the shares of $17.45 on December 5, 2014.

If you have questions or need assistance, you should contact Georgeson Inc., which is the information agent for our offer at its address or telephone numbers on the back cover of this offer to purchase. You may request additional copies of this offer to purchase, the letter of transmittal or the notice of guaranteed delivery from the information agent.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender shares into our offer or as to the purchase price of any tender. We have not authorized any person to give any information or to make any representation on behalf of us in connection with our offer other than those contained in this offer to purchase or in the related letter of transmittal. If given or made, any recommendation, information or representation must not be relied upon as having been authorized by us or the information agent.

Introduction

To the holders of our common stock:

Tucows Inc., a Pennsylvania corporation, is offering to purchase-shares of our common stock, no par value per share, having an aggregate purchase price of no more than $8.0 million, at a price neither in excess of $18.50 nor less than $16.50 per share net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this document and the related letter of transmittal, which together constitute our “offer.” The address and phone number of our principal offices are 96 Mowat Avenue, Toronto, Ontario M6K 3M1, (416) 535-0123.

Our board of directors has approved this offer. However, none of Tucows, our board of directors or the information agent is making any recommendation to you as to whether you should tender your shares or as to what price or prices you should choose to tender your shares. On November 12, 2014, the day we announced our intention to make the offer, the reported closing price of our common stock on the NASDAQ was $15.62 per share. On December 5, 2014, the last full trading day before commencement of the offer, the reported closing price of our common stock on the NASDAQ was $17.45. The lower end of the price range for the Offer of $16.50 per share is below the closing market price on the NASDAQ for the shares of $17.45 on December 5, 2014, the last full trading day before we commenced the Offer. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor.

This offer to purchase and the related letter of transmittal contain important information that should be read carefully before any decision is made with respect to our offer.

The Offer

1. Number of Shares; Proration.

On the terms and subject to the conditions of our offer, we will accept for payment and thereby purchase the number of shares of our common stock properly tendered before the expiration date and not properly withdrawn in accordance with Section 4, having an aggregate purchase price of no more than $8.0 million, at a price neither in excess of $18.50 nor less than $16.50 per share, net to the seller in cash, without interest. On November 12, 2014, the day we announced our intention to make the offer, the reported closing price of our common stock on the NASDAQ was $15.62 per share. On December 5, 2014, the last full trading day before commencement of the offer, the reported closing price of our common stock on the NASDAQ was $17.45. The lower end of the price range for the Offer of $16.50 per share is below the closing market price on the NASDAQ for the shares of $17.45 on December 5, 2014, the last full trading day before we commenced the Offer.

For purposes of our offer, the term “expiration date” means 5:00 p.m., New York City time, on Wednesday, January 7, 2015, unless and until we in our sole discretion extend the period of time during which our offer will remain open. If extended by us, the term “expiration date” will refer to the latest time and date at which our offer, as extended, will expire. See Section 15 for a description of our right to extend, delay, terminate or amend our offer.

We will select the lowest purchase price that will enable us to purchase the number of shares properly tendered and not properly withdrawn, having an aggregate purchase price of no more than $8.0 million.

We reserve the right, in our sole discretion, if more than $8.0 million in value of shares are tendered in the offer at or below the Purchase Price, to purchase additional shares in our offer by amending the terms of our offer to reflect this change in the manner set forth in Section 15. In accordance with applicable regulations of the Securities and Exchange Commission, we may, and we reserve the right to, purchase pursuant to our offer an additional amount of shares not to exceed 2% of our outstanding shares without amending or extending our offer.

In accordance with Instruction 5 of the letter of transmittal, shareholders desiring to tender shares must specify the price or prices, neither greater than $18.50 per share nor less than $16.50 per share, at which they are willing to sell their shares. Prices may be specified in increments of $0.25. Alternatively, shareholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the purchase price selected by us for shares properly tendered into our offer. This election could result in the tendering shareholder receiving a price per share as low as $16.50. As of December 5, 2014, the last trading day prior to the commencement of our offer, the low end of the price range, $16.50 per share was below the closing market price on the NASDAQ for the shares of $17.45.

As soon as practicable following the expiration date, we will select the purchase price for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering shareholders. We will select the lowest purchase price between $16.50 and $18.50 per share net to the seller in cash, without interest, that will enable us to purchase shares having an aggregate purchase price of no more than $8.0 million that have been properly tendered and not properly withdrawn. As of December 5, 2014, the last trading day prior to the commencement of our offer, the low end of the price range, $16.50 per share, was below $17.45, the closing price per share of our common stock on the NASDAQ.

Shares properly tendered at or below that purchase price and not properly withdrawn will be purchased at the selected purchase price upon the terms and subject to the conditions of the offer, including the priority of purchase, proration and conditional tender provisions described below. See Section 5 for a more detailed description of our purchase of and payment for tendered shares.

All shares we purchase will be purchased at the same price, even if you have specified a lower price. However, we will not purchase any shares tendered at a price above the purchase price we select using the procedures described above.

All shares tendered and not purchased, including shares tendered at prices above the purchase price we select and shares not purchased because of proration or the conditional tender procedures, will be returned to you at our expense promptly following the expiration date.

On the letter of transmittal you can designate (by certificate) in which order you wish your shares to be purchased if, as a result of the proration provisions or otherwise, some but not all of your tendered shares are purchased in our offer. In the event you do not designate the order and less than all shares are purchased due to proration, the order of shares purchased will be determined by the depositary. In addition, you can tender different portions of your shares at different prices by completing separate letters of transmittal for each price at which you tender shares. Since you have the right to tender your shares at different prices, any written notice of withdrawal that you provide must specify, among other things, which shares are being withdrawn.

If at any time during the ten business days prior to the expiration date, we:

•	increase or decrease the price to be paid for shares, or
•	increase the number of shares being sought and such increase in the number of shares being sought exceeds 2% of the outstanding shares, or
•	decrease the number of shares being sought,

then our offer must remain open, or will be extended until, at least ten business days from, and including, the date that notice of such change is first published, sent or given in the manner specified in Section 15. For purposes of our offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

In calculating the number of shares to be accepted for payment pursuant to the procedures described in this offer to purchase, we will add to the total number of shares tendered at the minimum price of $16.50 the shares tendered by shareholders who have indicated, in the appropriate box in the letter of transmittal, that they are willing to accept the price determined in our offer. Accordingly, shareholders who check the box next to “Shares Tendered at a Price Determined Pursuant to Our Offer” in the section of the letter of transmittal called “Price at Which You are Tendering” will be treated the same (i.e., included in the number of shares to be purchased) as shares tendered at $16.50. However, as discussed above, shares properly tendered and accepted for purchase will all be purchased at the same price, even if the purchase price we select is higher than the price at which the shares were tendered.

Our offer is not conditioned on any minimum number of shares being tendered. Our offer, however, is subject to other conditions. See Section 7.

Priority of Purchase.  Upon the terms and subject to the conditions of our offer, if shares having an aggregate purchase price of no more than $8.0 million have been properly tendered and not properly withdrawn, we will purchase all shares properly tendered and not properly withdrawn.

Upon the terms and subject to the conditions of our offer, if shares having an aggregate purchase price of more than $8.0 million have been properly tendered and not properly withdrawn, subject to the conditional tender procedures described in Section 6, we will purchase shares properly tendered and not properly withdrawn at prices equal to or below the purchase price in the following order of priority:

•	First, we will purchase shares properly tendered at or below the selected purchase price from all holders of “odd-lots”:
•	the number of shares that constitutes an odd-lot is a number equal to or less than 99;
•	we have selected 99 as the number of shares that constitutes an odd-lot so that the purchase of all shares properly tendered by odd-lot holders will not reduce the number of our shareholders to the point that our common stock would be delisted from the NASDAQ or subject to deregistration under the Securities Exchange Act of 1934, as amended.

•	Second, after purchasing all shares from the odd-lot shareholders (if we so elect), we will then purchase shares from all other shareholders who properly tender shares at or below the selected purchase price, on a pro rata basis. If we purchase shares on a pro-rated basis, we will announce the proration percentage after the expiration date.

As a result, all the shares that you tender in our offer may not be purchased, even if they are tendered at prices equal to or below the purchase price. This will occur if shares having an aggregate purchase price of more than $8.0 million have been properly tendered at prices equal to or below the purchase price.

As we noted above, we may elect to purchase shares in our offer having an aggregate purchase price of more than $8.0 million, subject to applicable law. If we do so, the preceding provisions will apply to the greater number of shares.

Proration.  If proration of tendered shares is required, we will determine the final proration factor as promptly as practicable after the expiration date. Subject to the conditional tender procedures described in Section 6, the final proration factor will be equal to the ratio of the total number of shares to be purchased by us in our offer (excluding shares purchased from odd lot holders, as described in the following paragraph) to the number of shares properly tendered and not properly withdrawn by all shareholders (other than odd lot holders from whom we purchase shares, as described in the following paragraph) at or below the purchase price selected by us. This ratio will be applied to shareholders (other than odd lot holders from whom we purchase shares, as described in the following paragraph) tendering shares to determine the number of shares that will be purchased from each tendering shareholder in our offer.

Notwithstanding the above, pursuant to Rule 13e-4 of the Securities Exchange Act of 1934 we will, prior to prorating shares of common stock held by others, accept all shares of common stock tendered by all shareholders who own, beneficially or of record, a number of shares that is less than or equal to 99 (provided that such “odd-lot” shareholders have tendered all of their shares of common stock). We have selected 99 as the number of shares that constitutes an odd-lot so that the purchase of all shares properly tendered by holders of up to such number of shares will not reduce the number of shareholders to the point that our common stock would be delisted from the NASDAQ or subject to deregistration under the Securities Exchange Act of 1934.

Because of the potential difficulty in determining the number of shares properly tendered and not properly withdrawn, including shares tendered by guaranteed delivery procedures as described in Section 3, and because of the conditional tender procedures described in Section 6, we do not expect that we will be able to announce the final proration percentage or commence payment for any shares purchased under our offer until three to five business days after the expiration date. The preliminary results of any proration will be announced by press release as soon as practicable after the expiration date. Shareholders may obtain preliminary proration information from the information agent and may be able to obtain this information from their brokers.

As described in Section 14, the number of shares that we will purchase from a shareholder may affect the United States federal income tax consequences to the shareholder and therefore may be relevant to a shareholder’s decision whether to tender shares. The letter of transmittal affords each tendering shareholder the opportunity to designate (by certificate) the order of priority in which such shareholder wishes the shares it tenders to be purchased in the event of proration. In addition, shareholders may choose to submit a “conditional tender” under the procedures discussed in Section 6 in order to structure their tender for United States federal income tax reasons.

We have mailed the offer to purchase dated December 8, 2014, and the related letter of transmittal, to record holders of shares as of December 4, 2014 and have furnished them to brokers, banks and similar persons whose names, or the names of whose nominees, as of December 4, 2014, appeared on our shareholder list or, if applicable, who were listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2. Purpose of Our Offer; Certain Effects of Our Offer.

The Company believes that the offer is a prudent use of our financial resources given our current business and assets. Further, the Company believes that the offer is an efficient means to provide value to our shareholders because it provides a measure of liquidity to those who want to sell, while at the same time increasing non-tendering shareholders’ proportionate interest in the Company. In addition, the offer provides an opportunity to increase earnings per share, which furthers our long term goal of increasing shareholder value. Where shares are tendered by the registered owner of those shares directly to the depositary, the sale of those shares in the tender offer will permit the seller to avoid the usual transaction costs associated with open market sales. Furthermore, any odd lot holders who hold shares registered in their names and tender their shares directly to the depositary and whose shares are purchased under the tender offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their shares in market transactions.

Shareholders who do not tender their shares pursuant to the tender offer and shareholders who otherwise retain an equity interest in us as a result of a partial tender of shares, proration or a conditional tender for which the condition is not satisfied will continue to be our owners and will realize a proportionate increase in their relative equity interest in us and thus in our future earnings and assets, and will bear the attendant risks and rewards associated with owning our equity securities, including risks resulting from our purchase of shares. We believe the tender offer, if completed, will be accretive to earnings per share.

Our offer also presents some potential risks and disadvantages to us and our continuing shareholders. Our offer will reduce our “public float,” which is the number of shares owned by outside shareholders and available for trading in the securities markets. This may result in lower stock prices or reduced liquidity in the trading market for our shares in the future. See Section 12.

After the offer, we expect to have sufficient cash flow and access to other sources of capital to meet our cash needs for normal operations, anticipated capital expenditures and acquisition opportunities that may arise.

Our board of directors has approved our offer. However, none of Tucows, our board of directors or the information agent is making any recommendation to you as to whether you should tender or refrain from tendering your shares or as to what price or prices you should choose to tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor.

Except for Rawleigh Ralls, a director of the Company, none of our directors, executive officers or any beneficial owner of greater than 5% of our common stock have advised us that they intend to tender in the offer any shares that they are deemed to beneficially own under Securities and Exchange Commission regulations. Mr. Ralls has advised us that he intends to tender up to 75,000 shares.

We may in the future purchase additional shares in the open market, private transactions, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of our offer. However, Rule 13e-4 under the Securities Exchange Act of 1934 generally prohibits us and our affiliates from purchasing any shares, other than through our offer, until at least ten business days after the expiration or termination of our offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of our offer, our business and financial position and general economic and market conditions. Additionally, depending on the ongoing market conditions, Tucows may make additional tender offers to purchase shares of its common stock in the future.

Shares acquired pursuant to our offer will be canceled and returned to treasury. We have no current plans for the issuance or sale of the shares purchased in our offer.

3. Procedure for Tendering Shares.

Proper Tender of Shares.  For shares to be properly tendered, either (1) or (2) below must happen:

(1) The depositary must receive all of the following before or on the expiration date at the depositary’s address on the back cover of this offer to purchase:

•	one of (a) the certificates for the shares, or (b) the tender of direct registration shares, or (c) a confirmation of receipt of the shares into the depositary’s account at the book-entry transfer facility as described below, and
•	one of (a) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, or (b) an “agent’s message” of the type we describe below, and
•	any other documents required by the letter of transmittal.

(2) You must comply with the guaranteed delivery procedure set forth below.

In accordance with Instruction 5 of the letter of transmittal, if you want to tender your shares you must properly complete the pricing section of the letter of transmittal, which is called “Price at Which You Are Tendering”:

•	If you wish to maximize the chance that your shares will be purchased at the purchase price determined by us, you should check the box in the section of the letter of transmittal next to “Shares Tendered at a Price Determined Pursuant to Our Offer.” This means that you will accept the purchase price selected by us in accordance with the terms of our offer. Note that this election could result in your shares being purchased at the minimum price of $16.50 per share, a price that is below the closing market price on the NASDAQ for the shares of $17.45 on December 5, 2014, the last full trading day before we commenced the offer.
•	If you wish to indicate a specific price (in multiples of $0.25) at which your shares are being tendered, you must complete the section of the letter of transmittal entitled “Shares Tendered at a Price Determined by You.” You should understand that this election could mean that none of your shares will be purchased if you choose a price that is higher than the purchase price we eventually select in accordance with the terms of our offer. Please note the $0.25 increments when completing this section. If you tender at a price not within a $0.25 increment, we will move your tender price to the next higher $0.25 increment.

If you want to tender portions of your shares at different prices you must complete a separate letter of transmittal for each portion of your shares that you want to tender at a different price. However, the same shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender shares properly, you must properly complete the “Price at Which You Are Tendering” section on each letter of transmittal.

If you tender your shares directly to the depositary, you will not have to pay any brokerage commissions, solicitation fees, or upon the terms and subject to the conditions of our offer, stock transfer taxes on the purchase of shares. If you hold shares through a broker or bank, however, you should ask your broker or bank if you will be charged a fee to tender your shares through the broker or bank.

Endorsements and Signature Guarantees.  Depending on how your shares are registered and to whom you want payments or deliveries made, you may need to have your certificates endorsed and the signatures on the letter of transmittal and endorsement guaranteed by an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934. No endorsement or signature guarantee is required if:

•	the letter of transmittal is signed by the registered holder of the shares tendered (which, for purposes of this Section 3, includes any participant in The Depository Trust Company, referred to in this offer to purchase as the “book-entry transfer facility,” whose name appears on a security position listing as the owner of the shares) exactly as the name of the registered holder appears on the certificate(s)

for the shares and payment and delivery are to be made directly to the holder, unless the holder has completed either the box captioned “Special Delivery Instructions” or the box captioned “Special Payment Instructions” in the letter of transmittal; or
•	shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is also an “eligible guarantor institution,” as defined in Rule 17Ad-15 under the Securities Exchange Act of 1934; each such entity is referred to in this offer to purchase as an “eligible guarantor institution.”

See Instruction 1 of the letter of transmittal.

On the other hand, if a certificate for shares is registered in the name of a person other than the person executing a letter of transmittal or you are completing either the box captioned “Special Delivery Instructions” or the box captioned “Special Payment Instructions” on the letter of transmittal, then

•	your certificates must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificates, and
•	the signature on (1) the letter of transmittal and (2) on your certificates or stock power must be medallion guaranteed by an eligible guarantor institution.

Method of Delivery.  Payment for shares tendered and accepted for payment under our offer will be made only after timely receipt by the depositary of all of the following:

•	one of (a) certificates for those shares, (b) the tender of direct registration shares, or (c) confirmation of receipt of the shares into the depositary’s account at the book-entry transfer facility as described below,
•	one of (a) a properly completed and duly executed letter of transmittal or a manually signed facsimile of it, including any required signature guarantees, or (b) an agent’s message as described below in the case of a book-entry transfer, and
•	any other documents required by the letter of transmittal.

The method of delivery of all documents, including share certificates, the letter of transmittal and any other required documents, is at your election and risk. If you decide to make delivery by mail, we recommend you use registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to insure timely delivery.

All deliveries in connection with our offer, including a letter of transmittal and certificates for shares, must be made to the depositary and not to us, the information agent or the book-entry transfer facility. Any documents delivered to us, the information agent or the book entry transfer facility will not be forwarded to the depositary and therefore will not be deemed to be properly tendered.

Book-Entry Delivery.  The depositary will establish an account with respect to the shares at the book-entry transfer facility for purposes of our offer within two business days after the date of this offer to purchase. Any institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the shares by causing that facility to transfer those shares into the depositary’s account in accordance with that facility’s procedure for the transfer. Delivery of the letter of transmittal or any other required documents to the book-entry transfer facility does not constitute delivery to the depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgement from the participant in the book-entry transfer facility tendering the shares that the participant in the book-entry transfer facility tendering the shares has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against them.

Guaranteed Delivery.  If you want to tender your shares but your share certificates are not immediately available or cannot be delivered to the depositary before the expiration date, the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary before the expiration date, you can still tender your shares, if all of the following conditions are satisfied:

•	the tender is made by or through an eligible guarantor institution;
•	the depositary receives by mail, overnight courier or facsimile transmission, before the expiration date, a properly completed and duly executed notice of guaranteed delivery in the form we have provided with this offer to purchase, specifying the price at which shares are being tendered, including (where required) signature guarantees by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery; and
•	all of the following are received by the depositary within three NASDAQ trading days after the date of receipt by the depositary of the notice of guaranteed delivery:
•	one of (a) the certificates for the shares or (b) a confirmation of receipt of the shares pursuant to the procedure for book-entry transfer we describe above,
•	one of (a) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, or (b) an agent’s message as described above in the case of a book-entry transfer, and
•	any other documents required by the letter of transmittal.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.  We will determine, in our sole discretion, all questions as to the number of shares to be accepted, the price to be paid and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of shares. Our determination will be final and binding on all parties, subject to any determination by a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of our offer and any defect or irregularity in the tender of any particular shares or any particular shareholder.

No tender of shares will be deemed to be properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. None of Tucows, the depositary, the information agent or any other person will be under any duty to give notice of any defects or irregularities in any tender, or incur any liability for failure to give any such notice.

Your Representation and Warranty; Our Acceptance Constitutes an Agreement.  A tender of shares under any of the procedures described above will constitute your acceptance of the terms and conditions of our offer, as well as your representation and warranty to us that:

•	you have a “net long position” in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, and
•	the tender of shares complies with Rule 14e-4.

It is a violation of Rule 14e-4 for a person, acting alone or in concert with others, directly or indirectly, to tender shares for that person’s own account unless, at the expiration date, the person so tendering:

•	has a “net long position” equal to or greater than the amount of shares tendered or in securities immediately convertible into, or exchangeable or exercisable for, the shares, and
•	will deliver or cause to be delivered the shares within the period specified in our offer, or
•	in the case of securities immediately convertible into, or exchangeable or exercisable for our shares, acquires shares by conversion, exchange or exercise of such securities, and, to the extent required by the terms of our offer, delivers or causes to be delivered our shares within the period specified by our offer.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

Our acceptance for payment of shares tendered under our offer will constitute a binding agreement between you and us upon the terms and conditions of our offer described in this and related documents.

Return of Unpurchased Shares.  If any tendered shares are not purchased or are properly withdrawn, or if less than all shares evidenced by a shareholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of our offer or the proper withdrawal of the shares, as applicable. In the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility. In each case, shares will be returned or credited without expense to the shareholder.

Lost or Destroyed Certificates.  If your certificate for part or all of your shares has been lost, stolen, misplaced or destroyed, you should contact Computershare Trust Company, N.A., the transfer agent for our shares, at (800) 522-6645, for instructions as to obtaining an affidavit of loss. The affidavit of loss will then be required to be submitted together with the letter of transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by you to secure against the risk that the certificates may be subsequently recirculated. You are urged to contact Computershare Trust Company, N.A. immediately in order to receive further instructions, to permit timely processing of this documentation and for a determination as to whether you will need to post a bond.

Federal Income Tax Withholding.  To prevent backup federal income tax withholding equal to 28% of the gross payments payable pursuant to our offer, each shareholder who is a U.S. shareholder (as defined in Section 14) and who does not otherwise establish an exemption from backup withholding must notify the depositary of the shareholder’s correct taxpayer identification number (employer identification number or social security number), or certify that the taxpayer is awaiting a taxpayer identification number, and provide certain other information by completing, under penalties of perjury, the Substitute Form W-9 included in the letter of transmittal.

Backup withholding is not an additional tax. Rather, the federal income tax liability of a person subject to backup withholding will be reduced by the amount withheld. If withholding results in an overpayment of taxes, the taxpayer may obtain a refund, provided that the required information is furnished to the Internal Revenue Service.

Proceeds payable pursuant to our offer to a non-U.S. shareholder or his agent will be subject to U.S. withholding tax at a rate of 30% unless the depositary determines that a reduced or zero rate of withholding is applicable pursuant to an applicable income tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a non-U.S. shareholder must deliver to the depositary before any payment a properly completed and executed IRS Form W-8BEN or other applicable form. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the offer are effectively connected with the conduct of a trade or business within the United States, a non-U.S. shareholder must deliver to the depositary before any payment a properly completed and executed IRS Form W-8ECI. A non-U.S. shareholder may be eligible to obtain a refund of all or a portion of any tax withheld if such shareholder meets the “complete redemption,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 14 or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of federal income tax withholding.

Shareholders are urged to consult their tax advisors regarding the applicability of federal income tax withholding to them and the availability of exemptions to such withholding.

For a discussion of material United States federal income tax consequences generally applicable to tendering shareholders, see Section 14.

4. Withdrawal Rights.

Shares tendered in our offer may be withdrawn at any time before the expiration date and, unless accepted for payment by us after the expiration date, may also be withdrawn any time after 12:00 midnight, New York City time, on Wednesday, February 4, 2015. Except as otherwise provided in this Section 4, tenders of shares pursuant to our offer are irrevocable.

For a withdrawal to be effective, the depositary must receive (at its address set forth on the back cover of this offer to purchase) a notice of withdrawal in written or facsimile transmission form on a timely basis. The notice of withdrawal must specify the name of the person who tendered the shares to be withdrawn, the number of shares tendered, the number of shares to be withdrawn and the name of the registered holder. Since shareholders have the right to tender shares at different prices, the written notice of withdrawal must also specify which shares are being withdrawn. If the certificates have been delivered or otherwise identified to the depositary, then, prior to the release of those certificates, the tendering shareholder must also submit, in writing, the serial numbers shown on the certificates evidencing the shares that are being withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible guarantor institution (except in the case of shares tendered by an eligible guarantor institution).

If shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name, the number of the account at the book-entry transfer facility to be credited with the withdrawn shares, the shares that are being withdrawn and otherwise comply with the procedures of the facility.

We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination shall be final and binding on all parties, subject to any determination by a court of competent jurisdiction. None of Tucows, the depositary, the information agent or any other person will be under any duty to give any notice of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notice. Withdrawals may not be rescinded, and any shares properly withdrawn will thereafter be deemed not tendered for purposes of our offer unless the withdrawn shares are properly retendered before the expiration date by following any of the procedures described in Section 3.

If we extend our offer, or if we are delayed in our purchase of shares or are unable to purchase shares under our offer for any reason, then, without prejudice to our rights under our offer, the depositary may, subject to applicable law, retain on our behalf all tendered shares, and those shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

5. Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of our offer, we will:

•	determine the purchase price that we will pay for shares properly tendered and not properly withdrawn under our offer, taking into account the number of shares so tendered and the prices specified by tendering shareholders, and
•	accept for payment and pay for, and thereby purchase, shares properly tendered at or below the purchase price and not properly withdrawn.

For purposes of our offer, we will be deemed to have accepted for payment, and therefore purchased, shares that are properly tendered at or below the purchase price and not properly withdrawn, subject to our right to reduce the total number of shares we purchase and the conditional tender and proration provisions of our offer, only when, as and if we give oral or written notice to the depositary of our acceptance of shares for payment under our offer.

Upon the terms and subject to the conditions of our offer, promptly after the expiration date, we will purchase and pay a single per share purchase price for shares accepted for payment under our offer. In all cases, payment for shares tendered and accepted for payment pursuant to our offer will be made only after timely receipt by the depositary of:

•	certificates for the shares or a confirmation of receipt of the shares into the depositary’s account at the book-entry transfer facility,
•	a properly completed and executed letter of transmittal or manually executed facsimile thereof or an agent’s message in the case of book-entry transfer, and
•	any other documents required by the letter of transmittal.

We will pay for the shares purchased under our offer by depositing the aggregate purchase price for the shares with the depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration date. However, we do not expect to be able to announce the final results of any such proration until approximately three to five business days after the expiration date.

Under no circumstances will we pay interest on the purchase price, regardless of any delay in making payment.

In addition, if specified events occur, we may not be obligated to purchase shares in our offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased in our offer. If, however

•	payment of the purchase price is to be made to, or, in the circumstances permitted by our offer, if unpurchased shares are to be registered in the name of, any person other than the registered holder, or
•	if tendered certificates are registered in the name of any person other than the person signing the letter of transmittal,

then the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to that person will be deducted from the purchase price unless evidence satisfactory to us of the payment of taxes or exemption from payment of taxes is submitted. See Instruction 7 of the letter of transmittal.

Any tendering shareholder or other payee who is required to and who fails to complete fully, sign and return to the depositary the Substitute Form W-9 included with the letter of transmittal may be subject to required backup federal income tax withholding of 28% of the gross proceeds paid to that shareholder or other payee pursuant to our offer. See Section 3. Also see Section 3 regarding certain federal income tax consequences for non-U.S. shareholders.

6. Conditional Tender of Shares.

Under certain circumstances, we may prorate the number of shares purchased in our offer. As discussed in Section 14, the number of shares to be purchased from a particular shareholder may affect the federal income tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. The conditional tender alternative is made available so that a shareholder may seek to structure our purchase of shares in our offer from the shareholder in a manner such that the transaction would be treated as a sale of the shares by the shareholder, rather than the payment of a dividend to the shareholder, for federal income tax purposes. Accordingly, a shareholder may tender shares subject to the condition that a specified minimum number of the shareholder’s shares tendered pursuant to a letter of transmittal or notice of guaranteed delivery must be purchased if any shares tendered are purchased. We urge each shareholder to consult with his or her own tax advisor concerning this matter.

If you wish to make a conditional tender, you must indicate this in the box captioned “Conditional Tender” in the letter of transmittal or, if applicable, the notice of guaranteed delivery. In this box in the letter of transmittal or the notice of guaranteed delivery, you must determine and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After our offer expires, if shares having an aggregate purchase price of more than $8.0 million have been properly tendered and are not properly withdrawn and we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder below the minimum number specified by that shareholder, the conditional tender will automatically be regarded as withdrawn, unless chosen by lot for reinstatement as discussed in the next paragraph.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If we are able to purchase all of the remaining tendered shares and the number of shares that we would purchase would have an aggregate purchase price below $8.0 million, then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase shares that have an aggregate purchase price of $8.0 million. In selecting these conditional tenders, we will select by random lot and will select only from shareholders who tendered all of their shares. Upon selection by lot, if any, we will limit our purchase in each case to the designated minimum number of shares to be purchased.

All shares tendered by a shareholder subject to a conditional tender pursuant to the letter of transmittal or notice of guaranteed delivery regarded as withdrawn as a result of proration and not eventually purchased will be returned promptly after the expiration date without any expense to the shareholder.

7. Conditions of Our Offer.

Notwithstanding any other provision of our offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend our offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) promulgated under the Securities Exchange Act of 1934, if at any time on or after December 8, 2014 and prior to the expiration of our offer any of the following events occur or are determined by us to have occurred, that, in our judgment, makes it inadvisable to proceed with our offer or with acceptance for payment or payment for the shares in our offer:

(1) there shall have been instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly:

(a) challenges the making of the tender offer, the acquisition of some or all of the shares under the tender offer or otherwise relates in any manner to the tender offer, or

(b) in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), assets, income, operations or prospects of us or any of our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of the business of us or any of our subsidiaries or materially impair the contemplated benefits of the tender offer to us;

(2) there shall have been any action pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might, directly or indirectly,

(a) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the tender offer,

(b) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares,

(c) materially impair the contemplated benefits of the tender offer to us, or

(d) materially and adversely affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of us or any of our subsidiaries;

(3) the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

(4) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

(5) the commencement or escalation of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States, including but not limited to an act of terrorism;

(6) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might materially affect, the extension of credit by banks or other lending institutions in the United States;

(7) any change in the general political, market, economic or financial conditions or in the commercial paper markets in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on the business, condition, income, operations or prospects of us and our subsidiaries, taken as a whole, or on the trading of shares of our common stock or otherwise materially impair in any way the contemplated future conduct of the business of us or any of our subsidiaries;

(8) in the case of any of the foregoing existing at the time of the announcement of our offer, a material acceleration or worsening thereof;

(9) any decline in the market price of our shares of common stock or the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Industrial Companies or the NASDAQ or the NASDAQ Composite Index by greater than 10% from the close of business on December 8, 2014;

(10) changes or events occur in our or our subsidiaries' business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), income operations, licenses, results of operations, future business prospects or stock ownership that are not within our control and that, in our reasonable judgment, have a material adverse effect on our or our subsidiaries' business or prospects, the ownership of our shares or the benefits to us of the Offer;

(11) a tender or exchange offer with respect to some or all of our outstanding shares, other than our offer, or a merger or acquisition proposal for us, is proposed, announced or made by another person or is publicly disclosed, or we learn that any person or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, or any new group is formed that beneficially owns more than 5% of our outstanding shares;

(12) any person or group files a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire us or any of our shares; or

(13) any entity, group or person who has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission before December 8, 2014 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of Tucows’ outstanding shares, or

(14) any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the tender offer shall not have been obtained on terms satisfactory to us in our reasonable judgment (although we are not currently aware of any such requirement); or

(15) we determine that the completion of our offer and the purchase of the shares may cause our common stock to be delisted from the NASDAQ or to be subject to deregistration under the Securities Exchange Act of 1934.

See the first paragraph of Section 2 for a discussion of the contemplated benefits of the tender offer to us. The conditions listed above are for our sole benefit and we may, in our sole discretion, assert these conditions and waive any of the conditions listed above, in whole or in part, before the expiration date. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted by us at any time prior to the expiration of our offer. Any determination or judgment by Tucows concerning the events described above will be final and binding on all parties, subject to any determination by a court of competent jurisdiction.

8. Price Range of Shares; Dividends.

Our shares are listed and principally traded on the NASDAQ under the symbol “TCX” and on the Toronto Stock Exchange under the symbol “TC.”

On December 17, 2013, we notified the NYSE MKT LLC (the “NYSE MKT”) of our intent to withdraw the listing and registration of our common stock from the NYSE MKT, and transfer the listing of our common stock to the NASDAQ. Our common stock ceased trading on the NYSE MKT at the close of business on December 27, 2013, and began trading on NASDAQ on December 30, 2013 under the stock symbol “TCX”. We maintained our listing on the Toronto Stock Exchange under the symbol “TC”.

At a special meeting of shareholders on December 4, 2013, our shareholders approved an amendment to our Fourth Amended and Restated Articles of Incorporation to implement a reverse stock split, within a range from 1-for-3 to 1-for-6 at any time prior to January 31, 2014, with the exact ratio of the reverse stock split to be determined by our Board of Directors at its sole discretion. Subsequently, our Board of Directors approved the implementation of a reverse stock split at a ratio of 1-for-4 shares (the “Reverse Stock Split”). This Reverse Stock Split was effective on December 30, 2013 and our common stock began trading on NASDAQ on a split adjusted basis on December 31, 2013 and our authorized shares of common stock were proportionately decreased from 43,625,048 shares to 10,907,063 shares. Fractional shares were rounded up to the nearest whole share in connection with the Reverse Stock Split. The following table sets forth the range of high and low sales prices for our common stock for the periods indicated, as adjusted to reflect the Reverse Stock Split:

Year	Fiscal Quarter Ended	High	Low	Declared Dividend
2014
	March 31, 2014	14.92	11.62	n/a
	June 30, 2014	15.45	12.07	n/a
	September 30, 2014	16.59	12.14	n/a
	October 1 – December 5, 2014	18.29	13.59	n/a
2013
	March 31, 2013	9.00	5.68	n/a
	June 30, 2013	8.64	6.64	n/a
	September 30, 2013	9.92	7.12	n/a
	December 31, 2013	14.45	9.20	n/a
2012
	March 31, 2012	5.00	3.00	n/a
	June 30, 2012	6.88	4.08	n/a
	September 30, 2012	5.68	4.00	n/a
	December 31, 2012	5.96	4.20	n/a

On November 12, 2014, the day we announced our intention to make the offer, the reported closing price of our common stock on the NASDAQ was $15.62 per share. On December 5, 2014, the last full trading day before commencement of the offer, the reported closing price of our common stock on the NASDAQ was $17.45, which price is above $16.50 per share, the low end of the price range for our offer. We urge shareholders to obtain current quotations of the market price of the shares.

We have not declared or paid any cash dividends or our common stock during the fiscal years ended December 31, 2010, December 31, 2011, December 31, 2012 and December 31, 2013, and we do not intend to do so in the immediate future, but we may decide to do so in the future depending on ongoing market conditions. Our ability to pay any cash dividends on our common stock, should our Board of Directors decide to do so, is also dependent on our earnings and cash requirements.

9. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

The following table sets forth the beneficial ownership of our common stock, as of December 4, 2014 by our Chief Executive Officer, Mr. Elliot Noss, and Messrs. Michael Cooperman and David Woroch, our two other most highly compensated executive officers for the last completed fiscal year (each a “named executive officer”), each of our directors and all of our directors and executive officers as a group. The information on beneficial ownership in the table and related footnotes is based upon data furnished to us by, or on behalf of, the persons referred to in the table. Unless otherwise indicated in the footnotes to the table, each person named has sole voting power and sole investment power with respect to the shares included in the table.

Name	Common Stock Beneficially Owned Excluding Options(1)		Stock Options Exercisable within 60 Days of July 11, 2014(1)	Total Common Stock Beneficially Owned	Percent of Class(2)
Named executive officers and directors
Elliot Noss, President and Chief Executive Officer	698,146	(3)	66,687	764,833	6.7%
Michael Cooperman, Chief Financial Officer	260,082	(4)	65,749	325,831	2.9%
David Woroch, Executive Vice-President, Sales and Support	110,001	(5)	63,249	173,250	1.5%
Robin Chase, Director	—		4,375	4,375	*
Erez Gissin, Director	18,750		31,250	50,000	*
Joichi Ito, Director	6,250		7,500	13,750	*
Allen Karp, Director	33,750	(6)	35,625	69,375	*
Rawleigh Ralls, Director	494,114	(7)	25,000	519,114	4.6%
Jeffrey Schwartz, Director	25,000		35,625	60,625	*
All directors and executive officers as a group (11) persons)	1,684,299		471,558	2,155,857	18.3%

*	Less than 1%.
(1)	Numbers reflect the 4 to 1 reverse stock split that became effective on December 30, 2013.
(2)	Based on 11,311,420 shares outstanding as of December 4, 2014, adjusted for shares of common stock beneficially owned but not yet issued.
(3)	Includes an aggregate of 124,036 shares of common stock that are indirectly owned by Mr. Noss.
(4)	Includes 37,188 shares of common stock that are held in Mr. Cooperman’s RRSP account.
(5)	Includes 53,984 shares of common stock that are held in Mr. Woroch’s Registered Retirement Savings Plan (“RRSP”) account and 10,750 shares of common stock held in his wife’s RRSP account.
(6)	Of these shares, 5,000 shares are held by Mr Karps’ wife directly.
(7)	Of these shares, 56,250 shares are held in Mr. Ralls’ IRA account, 6,250 shares are held in Mrs. Ralls’ IRA account and 43,019 are held by Mrs. Ralls directly.

The following table sets forth information with respect to each shareholder known to us to be the beneficial owner of more than 5% of our outstanding common stock as of December 4, 2014:

	Beneficial Ownership of Common Stock
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class(1)
Osmium Partners, LLC 300 Drakes Landing Rd, Suite 172 Greenbrae, CA 94904	1,054,177	(2)	9.3%
Elliot Noss 96 Mowat Avenue Toronto, ON M6K 3M1	764,833	(3)	6.7%

(1)	Based on 11,311,420 shares outstanding as of December 4, 2014.
(2)	As disclosed on Schedule 13G/A, filed with the SEC on February 12, 2014 by Mr. John H. Lewis, the controlling member of Osmium Partners, LLC, a Delaware limited liability company (“Osmium Partners”). Osmium Partners serves as the general partner of Osmium Capital, LP, a Delaware limited partnership (the “Fund”) and Osmium Capital II, LP, a Delaware limited partnership (“Fund II”), and Osmium Spartan, LP, a Delaware limited partnership (“Fund III”) (all of the foregoing, collectively, the “Filers”). The Fund, Fund II and Fund III are private investment vehicles formed for the purpose of investing and trading in a wide variety of securities and financial instruments. The Fund, Fund II and Fund III directly own the common shares reported in this proxy statement. Mr. Lewis and Osmium Partners may be deemed to share with the Fund, Fund II and Fund III (and not with any third party) voting and dispositive power with respect to such shares. Each Filer disclaims beneficial ownership with respect to any shares other than the shares owned directly by such Filer.
(3)	As disclosed on Form 4, filed with the SEC on March 18, 2014 by Mr. Noss. Includes an aggregate of 124,036 shares of common stock that are held in Mr. Noss’ RRSP accounts. Includes 564,951 shares of Common Stock that are subject to a loan and pledge arrangement entered into by Mr. Noss in order to satisfy the required Canadian taxes and exercise price due in connection with the exercise of expiring options.

As of December 4, 2014, there were 11,311,420 shares of our common stock, no par value per share, outstanding and 997,959 shares issuable upon exercise of all outstanding options. As of December 4, 2014, our directors and executive officers as a group (13 persons) beneficially owned 2,155,857, shares, including 471,558 shares issuable to those persons upon exercise of options exercisable within 60 days of that date.

Insider Participation.

Holders who are officers, directors, and affiliates of the Company are eligible to participate in this offer. Rawleigh Ralls has advised the Company that he intends to tender between up to 75,000 shares. Except for Mr. Ralls, a director of the Company, none of our directors, executive officers or any beneficial owner of greater than 5% of our common stock have advised us that they intend to tender in the offer any shares that they are deemed to beneficially own under Securities and Exchange Commission regulations.

Except for Lacuna LLC, an entity founded by Mr. Ralls, which recently made a pro rata distribution to its members for no consideration, based upon our records and upon information provided to us by our directors, executive officers, associates and subsidiaries, none of our associates or subsidiaries or persons controlling us or, to the best of our knowledge, any of our directors or executive officers or any of our subsidiaries, or any associates or subsidiaries of any of the foregoing, has effected any transactions in our shares on the date of this offer to purchase or during the 60 days prior to the date of this offer to purchase.

Arrangements With Others Concerning Our Securities.

Equity Compensation Plans.  The 2006 Plan is currently our only plan pursuant to which equity awards are granted and issued.

The 2006 Plan serves as a successor to Tucows’ 1996 Equity Compensation Plan, or the 1996 Plan, previously approved by the shareholders, pursuant to which 2,787,500 shares of our common stock were served for issuance thereunder. The 1996 Plan terminated on February 25, 2006; 2,623,175 shares of our common stock were issued under the 1996 Plan prior to its termination, and, as of December 4, 2014, 10,750 shares were subject to outstanding awards which will continue to be governed by the terms of the 1996 Plan. No additional awards will be made under the 1996 Plan.

The 2006 Plan was approved at our Annual Meeting of Shareholders on September 7, 2010, and amended on October 8, 2010 to increase the shares authorized under the 2006 Plan. The 2006 Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock grants, performance units, dividend equivalent rights and other stock-based awards to officers and other employees of Tucows and our subsidiaries at the discretion of the compensation committee of our board of directors. As of December 4, 2014, 987,209 shares were subject to outstanding awards under the 2006 Plan.

Except as otherwise described in this offer to purchase, none of Tucows or any person controlling us or, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to our offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Other Plans or Proposals.  Except as described in this offer to purchase, we currently have no plans or proposals that relate to or would result in:

•	an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;
•	a purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets that would be material to us and our subsidiaries, taken as a whole;
•	any material change in our present dividend rate or policy, indebtedness or capitalization;
•	any change in our present board of directors or management;
•	any other material change in our corporate structure or business;
•	a class of our equity securities being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system of a registered national securities association;
•	a class of our equity securities becoming eligible for termination of registration under the Securities Exchange Act of 1934;
•	the suspension of our obligation to file reports under the Securities Exchange Act of 1934;
•	the acquisition by any person of additional securities of ours or the disposition of our securities; or
•	any changes in our charter, bylaws or other governing instruments or other matters that could impede acquisition or control of us.

Although we do not currently have any plans, other than as described above and elsewhere in this offer to purchase, that relate to or would result in any of the events discussed above, we continue to evaluate opportunities for increasing shareholder value and we may undertake or plan actions that relate to or could result in one or more of these events.

10. Source and Amount of Funds.

The offer is not subject to any financing condition. Assuming the offer is fully subscribed, we expect the aggregate purchase price for the shares, together with all related fees and expenses, to be approximately $8.1 million. We intend to fund any purchase of shares pursuant to the offer, including the related fees and expenses, from cash on hand. However, in the event we exercise our right to purchase up to an additional 2%

of our outstanding shares, based on 11,311,420 shares outstanding as of December 4, 2014, we will need a maximum of approximately $12.2 million to purchase an aggregate of 658,660 shares in our offer at the maximum price of $18.50 per share. We may seek to fund the additional 2% repurchase by utilizing the 2012 Demand Loans we have with the Bank of Montreal (the “Bank”). While we have no alternative financing arrangements or plans, in the event that the amounts allocated under the 2012 Demand Loans are no longer available to fund the repurchase of shares tendered in the tender offer, we will only exercise our right to repurchase the additional shares to the extent that we have the cash on hand or the 2012 Demand Loans are available. We are currently in compliance with our covenants under the 2012 Demand Loans.

Our credit facility (the “Credit Facility” with the Bank provides for (i) a US$3,500,000 Treasury Risk Management Facility (the “Treasury Risk Management Facility”), (ii) a US$1,000,000 operating demand loan to fund operational requirements (the “Operating Demand Loan”) and (iii) an aggregate of US$14,000,000 in funds available through a demand loan revolving facility (the “2012 DLR Loan”) and a demand loan revolving, reducing facility (the “2012 DLRR Loan”, and together with the 2012 DLR Loan, the “2012 Demand Loans”). Advances under the 2012 Demand Loans are to be used to finance repurchases of Company Common Stock and for certain permitted acquisitions.

The Treasury Risk Management Facility is governed by the terms of the Loan Agreement, dated as of July 25, 2007 (as amended from time to time, the “2007 Loan Agreement”) by and among the Company, the Bank and certain subsidiaries of the Company named therein (the “Guarantors”), and the Financing Commitment, dated as of July 19, 2007, by and between the Company and the Bank (the “Term Sheet” and together with the 2007 Loan Agreement, as amended from time to time, the “2007 Loan Documents”). The terms of the 2007 Loan Documents have been described more fully in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 31, 2007, and such description is incorporated herein by reference.

The Operating Demand Loan is governed by the terms of the Operating Loan Agreement with the Bank (the “2010 Loan Agreement”), which such terms are described in the Offer Letter, dated as of August 30, 2010, by and between the Company and the Bank (the “2010 Offer Letter” and together with the 2010 Loan Agreement, the “2010 Loan Documents”). The terms of the 2010 Loan Documents have been described more fully in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 13, 2010, and such description is incorporated herein by reference.

The 2012 Demand Loans are governed by the terms of the Offer Letter, dated as of November 19, 2012, by and between the Company and the Bank (the “2012 Offer Letter”). The terms of the 2012 Demand Loans have been described more fully in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 21, 2012, and such description is incorporated herein by reference.

Treasury Risk Management Facility. The Credit Facility provides for a US$3,500,000 settlement risk line to assist the Company with hedging U.S. dollar exposure through foreign exchange forward contracts and/or currency options. The Company may enter into such agreements at market rates with terms not to exceed 18 months.

Operating Demand Loan. Under the Credit Facility, the Company has agreed to pay to the order of the Bank any outstanding principal amounts under the Operating Demand Loan plus interest at a rate of BMO U.S. Base Rate plus 1.25% (amended from 1.30%). Interest is payable monthly in arrears with any borrowing under the Operating Demand Loan fluctuating widely with periodic clean-up, at a minimum on an annual basis. The Company has also agreed to pay to the Bank a monthly monitoring fee of US$500. The Operating Demand Loan is payable on demand at any time, at the sole discretion of the Bank, with or without cause, and the Bank may terminate the Operating Demand Loan at any time. The Company intends to use the Operating Demand Loan to meet its operating requirements.

2012 Demand Loans. The Credit Facility provides an aggregate of US$14,000,000 in funds available through the 2012 Demand Loans, which consist of the 2012 DLR Loan and the 2012 DLRR Loan. The 2012 DLR Loan accrues interest at the BMO U.S. Base Rate plus 1.25%. The Company may elect to pay interest on the 2012 DLRR Loan either at the BMO U.S. Base Rate plus 1.25% or LIBOR plus 2.50%. Aggregate advances under the 2012 Demand Loans may not exceed US$14,000,000 and no more than US$2,000,000 of such advances may be used to finance repurchases of Company Common Stock, except that from the period from November 19, 2012 to March 31, 2013, the Company may use up to US$10,000,000 to fund such share repurchases. The 2012 Demand Loans are subject to an undrawn aggregate standby fee of 0.20% following the first draw, which such fee is payable quarterly in arrears.

Repayment of advances under the 2012 DLR Loan consists of interest only payments made monthly in arrears and prepayment is permitted without penalty. The outstanding balance under the 2011 DLR Loan as of December 31st of each year is to be fully repaid within 31 days of December 31st through an equivalent advance made under the 2012 DLRR Loan. Advances under the 2012 DLRR Loan will be made annually and solely for such purpose. Each advance under the 2012 DLRR Loan is to be repaid in equal monthly principal payments plus interest, over a period of four years from the date of such advance. We have no formal plans to repay the 2012 Demand Loans, but we intend to repay such loans in accordance with the terms of the Credit Facility.

Advances under the 2012 DLR Loan may be used to finance acquisitions that are approved by the Bank and meet the requirements set forth in the 2012 Offer Letter and to finance repurchases of Company Common Stock. Multiple draws may be made on the 2012 DLR Loan in any given year; provided, however, that the Company may draw on the 2012 DLR Loan only if, at the time of the draw, (i) no event of default is occurring or will occur as a result of the transaction and (ii) the Company is in compliance with the covenants set forth in the 2012 Offer Letter. Outstanding amounts under the 2012 Demand Loans are payable on demand at any time, at the sole discretion of the Bank, with or without cause, and the Bank may terminate these loan facilities at any time. As of December 8, 2014, the 2012 DLR Loan and the DLLR Loan were fully repaid.

The Company’s ability to draw upon the 2012 Demand Loans is subject to our finalizing documentation of the 2012 Offer Letter with the Bank, which documentation may include formal amendments to the 2007 Loan Documents and 2010 Loan Documents. In the event such documentation is not finalized prior to the expiration of our offer, we will not have funds sufficient to complete our offer and will be required to extend the period of time during which our offer is open or terminate our offer.

Guaranty. All obligations under the Credit Facility are guaranteed by the Company pursuant to a Guaranty, dated July 25, 2007 (the “Guaranty”), executed by the Company in favor of the Bank, and are secured by a security interest in substantially all of the Company’s assets granted under the Security Agreement (the “Security Agreement”), dated July 25, 2007, executed by the Company in favor of the Bank. Each other Guarantor has similarly guaranteed and secured the Borrowers’ obligations and have entered into similar Guaranty and Security Agreements in favor of the Bank. The terms of the Guaranty and Security Agreement have been described more fully in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 31, 2007, and such description is incorporated herein by reference.

The foregoing summary of the Credit Facility does not purport to be complete, and for further detail we urge each shareholder to read the full text of each of the is qualified in its entirety by reference to the full text of each of the 2012 Offer Letter, 2010 Loan Agreement, 2010 Offer Letter, 2007 Loan Agreement, Guaranty Agreement and Security Agreement, which are included as exhibits to the Company’s filings with the Securities and Exchange Commission described above.

11. Certain Information About Us.

General.  Tucows mission is to provide simple useful services that help people unlock the power of the Internet. We accomplish this by reducing the complexity our customers’ experience as they acquire, deliver or use Internet services such as domain name registration, email and other Internet services. Our primary distribution channel is a global network of more than 13,000 resellers in over 120 countries who typically provide their customers, the end-users of the Internet, with a critical component for establishing and maintaining an online presence. Our primary focus is serving the needs of this network of resellers by providing superior services, easy-to-use interfaces, proactive and attentive customer service, reseller-oriented technology and agile design and development processes.

Our executive offices are located at 96 Mowat Avenue, Toronto, Ontario, M6K 3M1, telephone (416) 535-0123. Out internet address is http://tucowsinc.com. The information contained on our website or connected to our website is not incorporated by reference into this offer to purchase and should not be considered part of this offer to purchase. The reference to our website is intended to be an inactive textual reference only.

Information About Forward-Looking Statements.  This offer to purchase contains a number of forward-looking statements, including, among others, statements dealing with the benefits that the offer may provide to our shareholders, the date on which we will announce the final proration factor or pay for tendered shares, our possession of sufficient capital to fund our operations, the payment of cash dividends on our common stock in the future, the fees and expenses we will incur in connection with the offer, the listing and tradability of our stock after the offer is completed and the continued treatment of our shares as margin securities. We caution readers that the important factors, including without limitation the price at which we ultimately determine to purchase shares in the offer, the number of shares tendered in the offer, the number of shareholders who tender all of their shares of our common stock in the offer, general market conditions and other factors discussed in other documents filed by us with the Securities and Exchange Commission, among others, could cause our actual results to differ materially from statements contained in this offer to purchase.

Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “potential,” “outlook” and similar terms and phrases, including references to assumptions, are intended to identify forward-looking statements.

The forward-looking statements regarding these matters are based on various assumptions and analyses made by us in light of our management’s experience and its perception of historical trends, current conditions, and expected future developments, as well as other factors it believes are appropriate under the circumstances.

All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All subsequent written and oral forward-looking statements concerning our offer or other matters addressed in this offer to purchase and attributable to us or any person acting on our behalf are qualified by these cautionary statements. Except for our obligations under the Securities Exchange Act of 1934 to disclose a material change in the information in this offer to purchase, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this offer to purchase or to reflect the occurrence of unanticipated events. We advise you to consult any further disclosures we make on related subjects in the reports and other information that we file or furnish with the Securities and Exchange Commission.

Where You Can Find More Information.  We are subject to the informational filing requirements of the Securities Exchange Act of 1934 and, in accordance with these requirements, are obligated to file reports and other information with the Securities and Exchange Commission relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their compensation, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the Securities and Exchange Commission. We have also filed an Issuer Tender Offer Statement on Schedule TO, which includes additional information with respect to our offer.

The reports, proxy statements and other information we file can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, N.E., Washington D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the Securities and Exchange Commission’s customary charges, from the Public Reference Section at 100 F Street, N.E., Washington D.C. 20549. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. These reports, proxy statements and other information concerning us also can be inspected at the offices of the NASDAQ. The reference to the URL of the Securities and Exchange Commission’s web site is intended to be an inactive textual reference only.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from the Securities and Exchange Commission at the address or website described above. In addition, documents incorporated by reference are available from Tucows free of charge, excluding any exhibits to those documents. Stockholders can obtain documents incorporated by reference in this Offer to Purchase from Tucows by requesting them in writing at 96 Mowat Avenue, Toronto, Ontario M6K 3M1. Any stockholder requesting information should include his, her or its complete name and address in the request.

12. Effects of Our Offer on the Market for Shares; Registration Under the Securities Exchange Act of 1934.

Our purchase of shares in our offer will reduce the number of our shares that might otherwise trade publicly and may reduce the number of our shareholders. This may reduce the volume of trading in the shares and make it more difficult to buy or sell significant amounts of shares without affecting the market price, which could adversely affect continuing shareholders. Nonetheless, we anticipate that there will still be a sufficient number of shares outstanding and publicly traded following our offer to ensure a continued trading market in the shares. One of the conditions to our offer is that the purchase of shares will not result in our remaining shares being delisted from the NASDAQ. Based on the published guidelines of the NASDAQ, we do not believe that our purchase of shares pursuant to our offer will cause, and we will not purchase shares pursuant to our offer if we believe such purchase will cause, our remaining shares to be delisted.

The shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the shares. We believe that, following the purchase of shares pursuant to our offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

Our shares are registered under the Securities Exchange Act of 1934, which requires, among other things, that we furnish specific information to our shareholders and to the Securities and Exchange Commission and comply with the Securities and Exchange Commission’s proxy rules in connection with meetings of our shareholders. One of the conditions to our offer is that our purchase of shares does not result in the shares becoming eligible for deregistration under the Securities Exchange Act of 1934. It is our intention and it is a condition to our offer that our purchase of shares in our offer not result in the shares becoming eligible for deregistration under the Securities Exchange Act of 1934, and we will not purchase shares pursuant to our offer if we believe such purchase will result in the shares becoming eligible for deregistration.

13. Certain Legal Matters; Regulatory Approvals.

Except as described in this offer to purchase, we are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of shares as contemplated by our offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of shares as contemplated by our offer.

Our obligation to accept for payment and pay for shares under our offer is subject to various conditions. See Section 7.

14. Material United States Federal Income Tax Consequences.

While the following is a general discussion of the material United States federal income tax consequences of participating in our offer, it does not purport to address all aspects of federal income taxation that may be relevant to shareholders. The consequences to any particular shareholder may differ depending upon that shareholder’s own circumstances and tax position. The discussion deals only with shares held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” and does not address matters that may be relevant to shareholders in light of their particular circumstances or to certain shareholders subject to special treatment under the Code, such as financial institutions or broker-dealers, insurance companies, regulated investment companies, shareholders liable for the alternative minimum tax, dealers in securities or currencies, traders who elect to apply a mark-to-market method of accounting, U.S. shareholders (as defined below) whose functional currency is other than the U.S. dollar, tax-exempt organizations, persons who acquired their shares as compensation, including upon the exercise of employee stock options, persons who are holding shares as part of a straddle, conversion, constructive sale, hedging or other integrated transaction, and other persons who may be subject to special rules. The discussion does not consider the effect of any applicable state, local or foreign tax laws. The discussion is based upon the Code, the treasury regulations promulgated under the Code, Internal Revenue Service rulings, and judicial and administrative rulings in effect on the date of this document, which may be subject to change (possibly with retroactive effect) and to differing interpretations. We will not seek an opinion of counsel or a ruling from the Internal Revenue Service with respect to the federal income tax consequences discussed herein and accordingly there can be no assurance that the Internal Revenue Service will agree with the positions described in this Offer to Purchase.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) is a shareholder, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A shareholder that is a partnership, and partners in such partnership, are urged to consult a tax advisor regarding the tax consequences of participating in the offer.

U.S. Shareholders.  The following discussion does not address the tax consequences of the offer to non-U.S. shareholders. A U.S. shareholder is any beneficial owner of shares that is:

•	a citizen or resident of the United States;
•	a corporation or other entity taxable as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, any State or any political subdivision thereof;
•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or
•	a trust if it (x) is subject to the primary supervision of a United States court and one or more United States persons have the authority to control all of the trust’s substantial decisions, or (y) has a valid election in effect under applicable regulations to be treated as a United States person for tax purposes.

Each shareholder is urged to consult his or her tax advisor as to the particular tax consequences to such shareholder of participating or not participating in our offer, including the applications of United States federal, state, local and foreign tax laws and possible tax law changes.

Characterization of the Sale.  Your tender of shares pursuant to our offer will be a taxable transaction for United States federal income tax purposes. In general, for federal income tax purposes, a U.S. shareholder will treat such cash received pursuant to the repurchase offer as either a “sale or exchange” or a distribution with respect to his shares, depending upon whether and to what extent the sale of shares reduces the U.S. shareholder’s deemed percentage stock ownership in us. Under the stock redemption rules of Section 302 of the Code, a sale of shares will be treated as a sale or exchange of the shares if the tender: (a) results in a “complete redemption” of the U.S. shareholder’s shares in us, (b) is “substantially disproportionate” with respect to the U.S. shareholder or (c) is “not essentially equivalent to a dividend” with respect to the U.S. shareholder (each as described in “Application of Section 302 Tests,” below). If the sale does not qualify under any of these tests, the sale will be treated as a distribution by us with respect to the shares held by the tendering U.S. shareholder, possibly taxable as a dividend.

Treatment as a Sale or Exchange.  If any of the three tests under the stock redemption rules of Section 302 of the Code referenced above is satisfied with respect to a U.S. shareholder and the sale is therefore treated as a sale or exchange of the shares for United States federal income tax purposes, the U.S. shareholder will recognize gain or loss equal to the difference, if any, between the amount of cash received with respect to the shares and the U.S. shareholder’s adjusted tax basis in the shares surrendered. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the shares have been held for more than one year. Individuals generally are subject to taxation at a reduced rate on their net capital gains. Capital gains recognized by non-corporate taxpayers from the sale of common stock held for one year or less, or a short-term holding period, will be subject to tax at ordinary income tax rates. If such a U.S. shareholder has both a long-term and short-term holding period with respect to his stock and desires to only exchange a portion of his shares pursuant to the offer, the U.S. shareholder should consider exchanging the long term common stock to maximize the portion of any resulting gain treated as long-term.

Certain limitations may apply to the deductibility of capital losses. A U.S. shareholder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same time in a single transaction) that we purchase pursuant to the offer.

Application of Section 302 Tests.  In determining whether any of the tests under Section 302 of the Code is satisfied, a U.S. shareholder must take into account (i) actual ownership of stock; (ii) stock that such U.S. shareholder constructively owns under the attribution rules of Section 318 of the Code, pursuant to which the U.S. shareholder will be treated as owning shares owned by certain family members (except in the case of a “complete termination” a U.S. shareholder may waive, under certain circumstances attribution from family members) and related entities and our stock that the U.S. shareholder has the right to acquire by exercise of an option; and (iii) the possibility that contemporaneous dispositions or acquisitions of shares by a U.S. shareholder or related individuals or entities may be deemed to be part of a single integrated transaction. Under these rules, a U.S. shareholder generally will be considered to own shares which the U.S. shareholder has the right to acquire through exercise of an option or warrant, as well as shares owned (and, in some cases, constructively owned) by certain members of the U.S. shareholder’s family and by certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. shareholder, certain members of the U.S. shareholder’s family or a related entity has an interest. Each U.S. shareholder should also be aware that, in the event our offer is over-subscribed (resulting in a proration), not all the shares tendered by a U.S. shareholder will be purchased by us in our offer. Therefore, proration may affect whether a sale by a U.S. shareholder pursuant to our offer will satisfy any of the Section 302 tests.

Complete Redemption.  A sale of shares pursuant to our offer will result in a “complete redemption” of a U.S. shareholder’s interest in us if, pursuant to our offer, either (a) we purchase all of the shares actually and constructively owned by the U.S. shareholder pursuant to our offer or (b) all shares actually owned by the U.S. shareholder are sold pursuant to our offer and, with respect to constructively owned shares, the U.S. shareholder is eligible to waive (and effectively waives) constructive ownership of all such shares under procedures described in Section 302(c) of the Code. U.S. shareholders in this position should consult their tax advisors as to the availability of this waiver procedure.

Substantially Disproportionate.  The sale of shares pursuant to our offer will be “substantially disproportionate” with respect to a U.S. shareholder if, immediately after the sale pursuant to our offer (treating as not outstanding all shares purchased pursuant to our offer), (a) the U.S. shareholder’s actual and constructive percentage ownership of voting shares is less than 80% of the U.S. shareholder’s actual and constructive percentage ownership of voting shares immediately before the purchase of shares pursuant to our offer (treating as outstanding all shares purchased pursuant to our offer) and (b) the U.S. shareholder owns, actually and constructively, less than 50% of the total combined voting power of all classes of stock immediately after the sale.

Not Essentially Equivalent to a Dividend.  In order for the sale of shares by a U.S. shareholder pursuant to our offer to qualify as “not essentially equivalent to a dividend,” the U.S. shareholder must experience a “meaningful reduction” in his percentage stock ownership interest in us as a result of the sale, taking into account the constructive ownership rules. Whether the sale by a U.S. shareholder pursuant to our offer will result in a meaningful reduction of the U.S. shareholder’s proportionate interest will depend on the U.S. shareholder’s particular facts and circumstances. An exchange of shares for cash that results in a reduction of the proportionate equity interest in us of a U.S. shareholder whose relative equity interest in us is minimal (an interest of less than one percent should satisfy this requirement) and that does not exercise any control over or participate in the management of our corporate affairs should be treated as “not essentially equivalent to a dividend.” U.S. shareholders who intend to qualify for sale treatment by demonstrating that the proceeds received in the offer are “not essentially equivalent to a dividend” are strongly encouraged to consult their tax advisor because this test will be met only if the reduction in such U.S. shareholder’s proportionate interest in us is “meaningful” given the particular facts and circumstances in the context of the offer. In addition, a U.S. shareholder owning at least 5% of our outstanding shares must comply with the reporting requirements of Treasury Regulation Section 1.302-2(b)(2).

We cannot predict whether or to what extent our offer will be oversubscribed. As discussed above, if our offer is oversubscribed, then proration of the tenders pursuant to our offer will cause us to purchase fewer shares than are tendered. Accordingly, there can be no assurance that a sufficient number of any particular U.S. shareholder’s shares will be exchanged pursuant to our offer such that the U.S. shareholder will meet the “substantially disproportionate” test or the “not essentially equivalent to a dividend” test, nor can there be any assurance that a particular U.S. shareholder’s shares will be exchanged pursuant to our offer such that the U.S. shareholder may meet the “complete redemption” test. Additionally, U.S. shareholders who tender all of the shares actually owned by them in our offer, but who are subject to the constructive ownership rules, or who acquire additional shares contemporaneously with our offer, should consider the effect of these rules or these acquisitions in determining whether they will meet the Section 302 tests. Each U.S. shareholder is urged to consult his tax advisor as to the application of the Section 302 tests to his particular circumstances.

Treatment as a Dividend.  If none of the three tests under the stock redemption rules of Section 302 of the Code is satisfied with respect to a U.S. shareholder, the U.S. shareholder will be treated as having received a distribution with respect to his shares in an amount equal to the cash received by the U.S. shareholder with respect to the tendered shares. The distribution will be taxable as a dividend to the extent of the U.S. shareholder’s proportionate share of our current and accumulated “earnings and profits.” The amount, if any, of the cash received which exceeds such earnings and profits will be treated, first, as a non-taxable return of capital to the extent of the U.S. shareholder’s basis in all of his shares (but not below zero) and, thereafter, as capital gain to the extent it exceeds the U.S. shareholder’s basis. Any remaining adjusted basis in the tendered shares will be transferred to any remaining shares held by the shareholder. Individual U.S. shareholders may be eligible to pay tax on certain qualified dividend income at reduced rates applicable to capital gains. Corporate shareholders receiving a distribution taxable as a dividend may be eligible for a dividends received deduction (subject to applicable limitations) and subject to the “extraordinary dividend” rules of the Code.

Non-U.S. Shareholders.  The following general discussion applies to shareholders that are “non-U.S. stockholders.” A “non-U.S. shareholder” is a person or entity that, for U.S. federal income tax purposes, is a:

•	non-resident alien individual, other than certain former citizens and residents of the United States subject to tax as expatriates;
•	foreign corporations; or
•	foreign estate or trust.

The U.S. federal income tax treatment of our purchase of shares from a non-U.S. shareholder pursuant to the offer will depend on whether such holder is treated, based on the non-U.S. shareholder’s particular circumstances, as having sold the tendered shares or as having received a distribution in respect of such non-U.S. shareholder’s shares. The appropriate treatment of our purchase of shares from a non-U.S. shareholder will be determined in the manner described above. See “Application of Section 302 Tests.” If the purchase of shares by us in the offer is characterized by a sale or exchange (as opposed to a dividend) with respect to a non-U.S. shareholder, the shareholder generally will not be subject to U.S. federal income tax, including by way of withholding, on gain realized on the disposition of shares in the offer unless:

•	the gain is effectively connected with a trade or business of the non-U.S. shareholder in the United States, subject to an applicable treaty providing otherwise; or
•	the non-U.S. shareholder is an individual that was present in the U.S. for 183 days or more during the taxable year of the disposition and certain other conditions exist.

An individual who is present in the United States for 183 days or more in the taxable year of disposition, and is not otherwise a resident of the United States for U.S. federal income tax purposes, should consult his or her own tax advisor regarding the U.S. federal income tax consequences of participating in the offer.

If a non-U.S. shareholder does not satisfy any of the Section 302 tests explained above, the full amount received by the non-U.S. shareholder with respect to our purchase of shares in the offer will be treated as a distribution to the non-U.S. shareholder with respect to the non-U.S. shareholder’s shares. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, a tax-free return of capital, or as capital gain from the sale of shares will be determined in the manner described above. See “Treatment as a Dividend.” To the extent that amounts received by a non-U.S. shareholder with respect to our purchase of shares in the offer are treated as a dividend, we will be required to withhold U.S. federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty, provided we have received proper certification of the application of such income tax treaty.

For a discussion of certain United States federal withholding tax consequences to tendering shareholders, please see Section 3.

Each shareholder is urged to consult his own tax advisor to determine the particular tax consequences to him of the tender of shares pursuant to our offer.

15. Extension of Our Offer; Termination; Amendment.

We reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 occur or are deemed by us to have occurred, to extend the period of time during which our offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the depositary and making a public announcement of the extension. We also reserve the right, in our sole discretion, to terminate our offer and not accept for payment or pay for any shares not already accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of such termination or postponement to the depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay acceptance for payment and to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of our offer.

Subject to compliance with applicable law, we also reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 occur or are deemed by us to have occurred, to amend our offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in our offer to holders of shares or by decreasing or increasing the number of shares being sought in our offer. Amendments to our offer may be made at any time and from time to time by public announcement. The announcement, in the case of an extension, shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date.

Any public announcement made under our offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of that change. Without limiting the manner in which we may choose to make any public announcement, except as provided by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to Businesswire or another comparable news service.

If we materially change the terms of our offer or the information concerning our offer, we will extend our offer to the extent required by Rule 13e-4 promulgated under the Securities Exchange Act of 1934. This rule and certain related releases and interpretations of the Securities and Exchange Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If we undertake any of the following actions:

•	increase or decrease the range of prices to be paid for the shares,
•	increase the number of shares being sought in our offer, and such increase in the number of shares being sought exceeds 2% of our outstanding shares, or
•	decrease the number of shares being sought in our offer,

and our offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, then our offer will be extended until the expiration of a period of ten business days.

16. Fees and Expenses.

We have retained Georgeson Inc. to act as information agent and Computershare Trust Company, N.A. to serve as depositary in connection with our offer. The information agent may contact holders of shares by mail, telephone, telegraph and in person and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to our offer to beneficial owners. The information agent and depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with our offer, including liabilities under the Federal securities laws.

We will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting any shares under our offer, other than as described above. We will, however, on request, reimburse brokers, dealers, commercial banks, trust companies and other persons for customary handling and mailing expenses incurred in forwarding our offer and related materials to the beneficial owners for which they act as nominees. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or as an agent of our information agent or depositary for purposes of our offer. We will pay, or cause to be paid, any stock transfer taxes on our purchase of shares, except as otherwise provided in Section 5 hereof and in Instruction 7 of the letter of transmittal.

17. Miscellaneous.

We are not aware of any jurisdiction where the making of our offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of our offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after good faith effort, we cannot comply with the applicable law, we will not make our offer to, nor will we accept tenders from or on behalf of, the holders of shares residing in that jurisdiction.

In accordance with Rule 13e-4 under the Securities Exchange Act of 1934, we have filed with the Securities and Exchange Commission an Issuer Tender Offer Statement on Schedule TO that contains additional information with respect to our offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 11 with respect to information concerning us.

We have not authorized any person to make any recommendation on our behalf regarding whether you should tender or refrain from tendering your shares in our offer or as to the purchase price of any tender. We have not authorized any person to provide any information or make any representation in connection with our offer, other than those contained in this offer to purchase or in the letter of transmittal. You must not rely upon any recommendation, information or representation that is given or made to you as having been authorized by us.

Tucows Inc.
January 5, 2015

The Depositary For Our Offer Is:
Computershare Trust Company, N.A.

By Mail:	By Overnight Courier:
Computershare Trust Company N.A. Attn: Corporate Actions P.O. Box 43011 Providence, R.I. 02940-3011	Computershare Trust Company N.A. Attn: Corporate Actions 250 Royall Street Suite V Canton, MA 02021

Manually signed facsimile copies of the letter of transmittal will be accepted. The letter of transmittal and certificates for shares and any other required documents should be sent or delivered by each shareholder or the shareholder’s broker, dealer, commercial bank, trust company or nominee to the depositary at one of its addresses set forth above.

Any questions or requests for assistance may be directed to the information agent at its telephone numbers or address set forth below. Requests for additional copies of this document, the letter of transmittal or the notice of guaranteed delivery may be directed to the information agent at the telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning our offer. To confirm delivery of shares, shareholders are directed to contact the depositary.

The Information Agent for Our Offer is:

Attn: Corporate Actions
480 Washington Blvd,
26th Floor
Jersey City, NJ 07310
Banks and Brokers Call: (212) 440-9800
All Others Call Toll-Free: (800) 509-0983